Exhibit 4.2

QUESTAR PIPELINE COMPANY

OFFICERS’ CERTIFICATE

PURSUANT TO SECTIONS 301 AND 303 OF THE INDENTURE

The undersigned officers of Questar Pipeline Company, a Utah corporation (the “Company”), hereby certify on behalf of the Company pursuant to Sections 301 and 303 of the Indenture, dated as of August 17, 1998 (the “Indenture”), between the Company and Wells Fargo Bank N.A., as successor trustee (the “Trustee”), as follows:

1.

Pursuant to the resolutions of the Board of Directors of the Company adopted on August 11, 2009, together with the resolutions of the Pricing Committee of the Board of Directors of the Company adopted on September 8, 2009 (the “Resolutions”), there are hereby established the following terms of Securities to be issued under the Indenture:

a.

The title of the series of Securities shall be 5.83% Notes due 2018 (the “Notes”), which shall be of the same series as the Company’s outstanding $200,000,000 aggregate principal amount of 5.83% Notes due 2018 issued on January 15, 2008 (the “Existing Notes”).

b.

The aggregate principal amount of the Notes to be offered and issued under the Indenture, in addition to the Existing Notes, shall be $50,000,000.

c.

The Notes shall mature on February 1, 2018, and shall bear interest from June 1, 2009 at the rate of 5.83% per annum, payable semi-annually on June 1 and December 1 of each year, to holders of record on the immediately preceding May 15 or November 15, as the case may be, commencing December 1, 2009.

d.

The Notes shall be redeemable at the option of the Company, in whole or in part, at any time or from time to time upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to the greater of (i) 100 percent of the principal amount of the Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (not including any portion of such payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of 12 months with 30 days each) at the Treasury Rate (as defined in the Note) plus 30 basis points, plus, in each case, accrued and unpaid interest on the principal amount of the Notes being redeemed to the redemption date (provided that interest payments due on or prior to the redemption date will be paid to the record holders of such Notes on the relevant record date).

e.

Payment of principal of (and premium, if any) and interest on the Notes will be made at the office or agency of the Company in Salt Lake City, Utah or, in the event that certificated Notes are issued or if required by The Depository Trust Company (“DTC”), in New York City, New York, maintained for such purpose or, at the option of the Company, may be made by check mailed to the address of the person entitled to such payments at the address specified in the Trustee’s records.  All payments shall be made in currency and coins of the United States of America recognized as legal tender at the time of payment for payment of public and private debts.

f.

The Company has no sinking fund or mandatory redemption obligations applicable to the Notes.

g.

The Notes are issuable only in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000.

h.

If an event of default with respect to the Notes shall occur and be continuing, the principal amount of the Notes may be declared due and payable in the manner and subject to the conditions provided in the Indenture.

i.

There are no deletions from, modifications of or additions to the events of default set forth in Section 501 of the Indenture or covenants of the Company set forth in Article Ten of the Indenture pertaining to the Notes.

j.

The form of the Note is attached as Exhibit A.

k.

The Notes shall be issued in the form of a single global security with DTC as depositary.  The Notes represented by a global security will be exchangeable for notes in the definitive form, known as certificated notes, only if (i) DTC or its nominee notifies the Company that it is unwilling or unable to continue as depositary for the global security or the Company becomes aware that DTC has ceased to be a clearing agency registered under the Securities and Exchange Act of 1934, as amended, and the Company has not appointed a successor depositary within 90 days after the Company receives such notice or becomes aware of such ineligibility or (ii) the Company, in its sole discretion, determines to discontinue use of the system of book-entry transfer and to exchange the global security for certificated notes.

l.

Section 403 of the Indenture does apply to the Notes.

m.

No Notes are to be issuable upon the exercise of warrants.

n.

The Trustee is the only trustee for the Notes; the Trustee shall also serve as the Security Registrar, Paying Agent and Authenticating Agent (as such terms are defined in the Indenture) for the Notes unless it is necessary to also maintain such agents in New York City.

2.

Each of the undersigned has read the Indenture, including the applicable provisions of the Indenture and the definitions therein relating thereto with respect to the matters covered by this Certificate.  In the opinion of each of the undersigned, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not all conditions precedent to the authentication and delivery of the Notes by the Trustee under the Indenture have been complied with and as to whether, to the best knowledge of each of the undersigned, no event which is, or after notice or lapse of time would become, an Event of Default with respect to any of the Notes has occurred and is continuing.  In the opinion of each of the undersigned, all such conditions precedent have been complied with and, to the best of each of the undersigned’s knowledge, no such Event of Default has occurred and is continuing.

Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Indenture.

IN WITNESS WHEREOF, each of the undersigned has executed this Certificate as of the 15th day of September, 2009.

QUESTAR PIPELINE COMPANY

/s/R. Allan Bradley

R. Allan Bradley

President  & Chief Executive Officer

/s/David M. Curtis

David M. Curtis

Vice President and Controller

Exhibit A

FORM OF THE NOTE